Exhibit 99.1

4350 Executive Drive, Suite 100 San Diego, CA 92121        858-373-1600    www.infosonics.com

Company Contact:	IR Contact:
Jeffrey A. Klausner	Todd Kehrli or Mary Magnani
Chief Financial Officer	MKR Group, Inc.
(858) 373-1600	(323) 468-2300
ir@infosonics.com	ifon@mkr-group.com

INFOSONICS REPORTS FIRST QUARTER 2009 FINANCIAL RESULTS

Company Achieves Quarterly Profitability with Net Income of $247,000 or $0.02 per Share;
Gross Margins Improve Substantially to 7.9%; Operating Income of 1.1%

SAN DIEGO, CA, May 14, 2009 – InfoSonics Corporation (NASDAQ: IFON), one of the premier providers and distributors of wireless handsets and accessories serving Latin America, today announced results for the first quarter ended March 31, 2009.

“We are pleased with our first quarter results, especially in light of the difficult market conditions,” said Joseph Ram, President and Chief Executive Officer of InfoSonics Corporation.  “We achieved profitability by focusing on increasing gross margins and by controlling our operating expenses.  While sales decreased year over year, they improved sequentially from the fourth quarter of 2008.  We maintain our focus on our Samsung business as well as on our proprietary line of verykool® handsets.”

“While we are very encouraged by the improvement in our results over last quarter, we continue to focus on increasing our revenues and gross margins. In addition we took steps during the quarter to realign our cost structure with our current revenue level. We remain focused on profitability and are working with our vendors; both OEM and proprietary, to better manage our inventory levels and overall expenses.”

“We have taken some important steps to improve our liquidity; including reducing inventory. We believe that the strength of our balance sheet should help us as we navigate through the current economic downturn.”

“Looking forward, we will further enhance our verykool® line-up with planned products featuring advanced GSM and 3G technologies.  The introduction and shipping of these new verykool® products is anticipated to contribute to our results in the coming quarters,” Mr. Ram concluded.

First Quarter Results

Net sales in the first quarter of 2009 were $42.6 million, compared to $67.9 million in the first quarter of 2008, and $33.4 million in the fourth quarter of 2008.  South America sales, consisting of Argentina, Uruguay and Colombia, represented 93% of net sales or $39.5 million, compared to $46.8 million in the same quarter of last year.  Central America sales represented 7% of net sales or $3.1 million, compared to $21.1 million in the first quarter of 2008.

Approximately 518,000 units were shipped in the first quarter of 2009, compared to approximately 890,000 units in the first quarter of 2008, and approximately 433,000 in the fourth quarter of 2008.  Average selling price per unit increased 14% year-over-year primarily due to the demand and sales of more feature filled and higher priced units.

Gross profit for the first quarter of 2009 was $3.4 million, or 7.9% of net sales, as compared to $3.6 million, or 5.3% of net sales for the first quarter of 2008, and $297,000 or 0.9% of net sales in the fourth quarter of 2008.

Operating expenses for the first quarter of 2009 were $2.9 million, a decrease of 22% when compared to operating expenses of $3.7 million in the first quarter of 2008, and a decrease of 23% when compared to operating expenses of $3.8 million in the fourth quarter of 2008.

Income from continuing operations, net of taxes, for the quarter was $440,000 or $0.03 per share, compared to a loss of $330,000 or $0.02 per share for the same quarter of 2008, and a loss of $6.0 million or $0.40 per share in the fourth quarter of 2008.  Net income for the first quarter of 2009 was $247,000 or $0.02 per share, compared to a net loss of $413,000 or $0.03 per share in the same quarter of last year and a net loss of $7.9 million or $0.53 per share last quarter.

InfoSonics ended the first quarter with quick assets (cash and accounts receivable) of $49.9 million and working capital (current assets minus current liabilities) of $25.8 million.  The management controls helped to reduce the inventory levels and the timing of sales resulted in an increase of accounts receivable.  At the end of the first quarter of 2009, InfoSonics had drawn down $21.5 million of its $45 million credit facility with Wells Fargo.

About InfoSonics Corporation

InfoSonics is one of the premier providers and distributors of wireless handsets and accessories serving Latin America.  For the wireless telecommunications industry, InfoSonics provides flexible and cost effective solutions, including product assembly, purchasing, marketing, selling, warehousing, order assembly, programming, packing, shipping, and delivery. InfoSonics supports manufacturers in moving their products to agents, resellers, distributors, independent dealers, retailers and wireless network operators in Latin America. For additional information, please visit www.infosonics.com.www.verykool.net

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about future revenues, sales levels, operating income and margins, wireless handset sales, stock-based compensation expense, gain (loss) in value of derivatives, cost synergies, operating efficiencies, profitability, market share, and rates of return, are based on current management expectations that involve certain risks and uncertainties.  These risks and uncertainties, in whole or in part, could cause such expectations to fail to be achieved and have a material adverse effect on InfoSonics’ business, financial condition and results of operations, including, without limitation: (1) intense competition in Latin America and dependency on that region for sales; (2)  competition from alternative business models, such as manufacturer-to-carrier sales, which may lead to reduced prices, lower sales or reduced sales growth, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (3) the ability of the Company to successfully introduce and sell its verykool® products and the related inventory risk of such products (4) inability to secure adequate supply of competitive products on a timely basis and on commercially reasonable terms; (5) foreign exchange rate fluctuations, devaluation of a foreign currency, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, and other related risks of our international operations; (6) the ability to attract new sources of profitable business from expansion of products or services or risks associated with entry into new markets, including geographies, products and services; (7) the ability of the Company to generate taxable income in future periods in order to utilize and realize any quarterly tax benefits recorded (8) an interruption or failure of our information systems or subversion of access or other system controls may result in a significant loss of business, assets, or competitive information; (9) significant changes in supplier terms and relationships; (10) termination of a supply or services agreement with a major supplier or product supply shortages; (11) extended general economic downturn; (12) loss of business from one or more significant customers; (13) customer and geographical accounts receivable concentration risk; (14) rapid product improvement and technological change resulting in inventory obsolescence; (15) the loss of a key executive officer or other key employees; (16) changes in consumer demand for multimedia wireless handset products and features; (17) our failure to adequately adapt to industry changes and to manage potential growth and/or contractions; (18) seasonal buying patterns; (19) uncertain political and economic conditions internationally; (20) terrorist or military actions; (21) the impact, if any, of changes in SFAS 123R as it relates to stock options; and (22) the resolution of any litigation against the company.  Our actual results could differ materially from those anticipated in our forward looking statements.

InfoSonics has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on InfoSonics’ results of operations and financial condition. However, no assurances can be given that InfoSonics will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning InfoSonics, reference is made to Item 1A Risk Factors of InfoSonics’ Annual Report on Form 10-K for the year ended December 31, 2008; other risks or uncertainties may be detailed from time to time in InfoSonics’ future SEC filings. InfoSonics does not intend to update any forward-looking statements.

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InfoSonics Corporation and Subsidiaries
Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended March 31,
	2009	2008

Net sales	$42,625,118	$67,933,267
Cost of sales	39,270,497	64,344,481

Gross profit	3,354,621	3,588,786
Operating expenses	2,876,972	3,697,468

Operating income (loss) from continuing operations	477,649	(108,682)

Other income (expense)
Other income	42	442
Interest (expense)	(27,878)	(189,501)

Income (loss) from continuing operations before benefit for income taxes	449,813	(297,741)
Provision for income taxes	9,700	32,172

Income (loss) from continuing operations	440,113	(329,913)
Loss from discontinued operations, net of tax	(193,061)	(83,268)

Net income (loss)	$247,052	$(413,181)

Basic earnings (loss) per share
From continuing operations	$0.03	$(0.02)
From discontinued operations	$(0.01)	$(0.01)
Net income (loss)	$0.02	$(0.03)
Diluted earnings (loss) per share
From continuing operations	$0.03	$(0.02)
From discontinued operations	$(0.01)	$(0.01)
Net income (loss)	$0.02	$(0.03)

Basic weighted-average number of common shares outstanding	14,881,774	14,758,413

Diluted weighted-average number of common shares outstanding	14,881,774	14,758,413

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InfoSonics Corporation and Subsidiaries
Consolidated Balance Sheets

	March 31, 2009	December 31, 2008
ASSETS	(unaudited)	(audited)
Current assets:
Cash and cash equivalents	$11,856,495	$24,714,753
Trade accounts receivable, net of allowance for doubtful accounts of $424,047 (unaudited) and $429,126	36,746,976	22,727,738
Other receivables	1,341,745	4,209,658
Inventory, net of reserves of $161,556 (unaudited) and $161,556	3,998,742	4,375,334
Prepaids	608,914	244,103
Assets of discontinued operations	3,104,981	3,264,817

Total current assets	57,657,853	59,536,403

Property and equipment, net	536,739	498,079
Intangible assets	504,000	504,000
Other assets	110,174	115,900

Total assets	$58,808,766	$60,654,382

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,678,537	$10,982,306
Accrued expenses	6,259,137	7,304,090
Line of credit	21,524,501	14,273,978
Income taxes payable	32,130	24,100
Liabilities of discontinued operations	1,314,100	1,310,434

Total current liabilities	31,808,405	33,894,908

Total liabilities	31,808,405	33,894,908

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value 10,000,000 shares authorized (no shares issued and outstanding as of applicable period end)	—	—
Common stock, $0.001 par value 40,000,000 shares authorized 15,010,807 and 15,010,807 shares issued and 14,789,772 and 14,956,270 shares outstanding as of March 31, 2009 and December 31, 2008, respectively	14,790	14,956
Treasury stock, at cost, 221,035 and 54,537 shares as of March 31, 2009 and December 31, 2008, respectively	(53,398)	(16,900)
Additional paid-in capital	31,679,980	31,666,434
Accumulated other comprehensive loss	(8,258)	(25,211)
Accumulated deficit	(4,632,753)	(4,879,805)

Total stockholders’ equity	27,000,361	26,759,474

Total liabilities and stockholders’ equity	$58,808,766	$60,654,382

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